Exhibit 3.20(d)

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

INTELSAT NORTH AMERICA LLC

This Amendment No. 2 dated January 12, 2011 (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of Intelsat North America LLC (the “Company”), is entered into by lntelsat License Holdings LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed on December 22, 1999;

WHEREAS, the Amended and Restated Limited Liability Company Agreement of the Company was entered into by Intelsat LLC, a Delaware limited liability company, on January 28, 2005, and amended by Intelsat LLC on December 11, 2009 (the “Agreement”);

WHEREAS, Intelsat LLC transferred its membership interests in the Company to Intelsat Holdings LLC, a Delaware limited liability company (“Holdings”), on the date hereof;

WHEREAS, after receiving such membership interests from Intelsat LLC, Holdings transferred the membership interests to Intelsat Subsidiary Holding Company S.A., a Luxembourg company (“SHC”), on the date hereof;

WHEREAS, after receiving such membership interests from Holdings, SHC transferred the membership interests to the Member on the date hereof; and

WHEREAS, the Member wishes to amend the Agreement in certain respects.

NOW, THEREFORE, in accordance with Section 11.6, the Agreement is hereby amended as follows:

1.	The effective date of this Amendment shall be the date first written above (the “Effective Date”).

2.	Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement; unless otherwise specified, section references shall be to the relevant section of the Agreement.

3.	The Member shall be substituted for Intelsat LLC as, and shall assume all rights and obligations of, the Member and the Manager under the Agreement, effective as of the Effective Date.

4.	The name of the Company shall be changed to Intelsat License LLC effective as of the Effective Date.

5.	Except as expressly amended by this Amendment, all other terms and provisions of the Agreement, including any prior amendments thereto, shall remain unaltered and shall continue in full force and effect.

6.	This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

INTELSAT LICENSE HOLDINGS LLC

By:	/s/ Simon Van De Weg
Name: Simon Van De Weg Title: Director, Finance

[Amendment to LLC Agreement of Intelsat North America LLC]